Exhibit 99.1

Alpine Immune Sciences Strengthens Leadership Team with Appointment of Mark Litton as President and Chief Operating Officer

SEATTLE, August 6, 2018 – Alpine Immune Sciences, Inc. (NASDAQ:ALPN), a company focused on discovering and developing innovative immunotherapies to treat cancer, autoimmune/inflammatory and other diseases, today announced the appointment of life sciences veteran Mark Litton, Ph.D. to the role of President and Chief Operating Officer. Dr. Litton joins Alpine from Alder BioPharmaceuticals, where he has served as Chief Business Officer and Treasurer since co-founding the company in 2004.

“We are excited for Mark to take on this key leadership role during a pivotal time for Alpine as we work to drive our two lead programs toward the clinic,” said Mitchell H. Gold, M.D., Executive Chairman and Chief Executive Officer of Alpine. “Mark’s deep experience in operating and growing life science companies, as well as developing strategy and executing transactions, will prove invaluable as we enter the clinic and the next phase of development as a company. We believe we are on the cusp of an exciting potential breakthrough in the next generation of therapies for cancers and autoimmune/inflammatory diseases, and we are committed to providing better treatment options for patients.”

At Alder BioPharmaceuticals, Dr. Litton oversaw the company’s business operations, including playing an integral role in Alder’s initial public offering and subsequent financings, as well as high-profile collaborations and partnerships. Prior to co-founding Alder BioPharmaceuticals, Dr. Litton served as Vice President of Business Development at Celltech Group, where he was responsible for securing, commercializing, and partnering numerous novel discoveries and therapeutic programs. He joined Celltech as part of Chiroscience Group plc and was later named Vice President of Business Development upon Chiroscience’s merger with Celltech in 1999. Earlier, Dr. Litton served as Manager of Business Development for Ribozyme Pharmaceuticals Inc. (now Sirna Therapeutics, Inc.), where he played a key role in developing the company’s relationships with Eli Lilly and Company, Roche Biosciences, and GlaxoWellcome plc (now GlaxoSmithKline plc). Prior to that, Dr. Litton was a research associate at DNAX Research Institute, a research facility of Schering-Plough (now Merck & Co.).

“Alpine is comprised of a group of talented and dedicated individuals, working every day to discover and develop potential best-in-class, next-generation therapies for patients,” said Dr. Litton. “I am honored to be joining the company at such an exciting time and am thrilled to be working alongside Mitch and the entire Alpine team in driving our strategy forward.”

Dr. Litton holds a Ph.D. in Immunology from Stockholm University, an MBA from Santa Clara University, and a B.S. in Biochemistry from the University of California, Santa Cruz.

Jay Venkatesan, M.D., who previously served as President of Alpine Immune Sciences, will continue to support Alpine Immune Sciences in his Director role and will resume his primary role as a managing partner at Alpine BioVentures.

About Alpine Immune Sciences, Inc.

Alpine Immune Sciences, Inc. is focused on developing novel protein-based immunotherapies using its proprietary Variant Ig Domain (vIgD) technology. Alpine’s proprietary scientific platform is designed to interact with multiple targets, including many present in the immune synapse. Alpine’s vIgDs are developed using a process known as directed evolution, which produces proteins capable of either enhancing or diminishing an immune response and thereby may potentially apply therapeutically to cancer, autoimmune/inflammatory and other diseases. Alpine has also developed Transmembrane Immunomodulatory Protein (TIP) technology, based on the vIgD technology, to potentially enhance engineered cellular therapies. For more information, visit www.alpineimmunesciences.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding Alpine’s platform technology, potential therapies, future development plans, clinical and regulatory objectives and the timing thereof, and expectations regarding the potential efficacy and commercial potential of Alpine’s and its collaborator’s product candidates. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions among others. These forward-looking statements are based on current assumptions involving risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: Alpine’s discovery-stage and pre-clinical programs may not advance into the clinic or result in approved products on a timely or cost-effective basis or at all; Alpine may not achieve additional milestone payments pursuant to its collaborations; the impact of competition; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, Alpine undertakes no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Transmembrane Immunomodulatory Protein,” “TIP,” “Variant Ig Domain,” “vIgD,” and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions. All other trademarks belong to their respective owners.

Contacts

Investors:

Pure Communications

Courtney Dugan, 212-257-6723

cdugan@purecommunications.com

Media:

W2O

Jennifer Paganelli, 347-658-8290

jpaganelli@w2ogroup.com